Exhibit 99.1


                EDS AND CANMAX MODIFY RELATIONSHIP TO IMPROVE
                            MARKETING FLEXIBILITY


     DALLAS, May 2, 1997---Canmax Inc. (Nasdaq:  CNMX) and EDS (NYSE:
     EDS) today announced significant changes to their joint marketing relationship. Effective April 29, 1997, their formal joint marketing and other supporting business agreements have been terminated. However, the companies will continue to work together on an ad hoc basis. Additionally, EDS exercised its option to acquire up to 25 percent of Canmax's stock and has subsequently sold this holding, representing approximately 1.8 million shares, in a private transaction to two Texas-based institutional investors.

     In 1993, the companies entered into a relationship whereby EDS provided software and marketing development services to Canmax in exchange for an exclusive joint marketing agreement and an option to acquire 25 percent of Canmax's stock. While the relationship has benefited both companies, as the retail petroleum marketplace has changed, the value of the joint marketing relationship has changed as well. The steps announced today are the result of both companies working together to ensure an orderly transition in their business relationship and to enhance each company's flexibility to deliver targeted products and services to the marketplace.

     Roger D. Bryant, Canmax president and CEO stated, "We are very pleased that our joint marketing relationship with EDS has been resolved to our satisfaction and provides Canmax with the best of both worlds. We can now market our retail petroleum store systems to a much larger universe of customers and, at the same time, we can look forward to working with EDS on mutually beneficial projects." EDS and Canmax continue to actively develop new offerings to meet the changing needs of the petroleum marketing industry.

     "This change in our business relationship with Canmax is consistent with our business plan and will help both of our companies bring better value to our customers," said Ian Miller, president of the EDS Oil, Gas and Chemicals business unit.

     Canmax's earnings per share figures have been reported on a fully diluted basis, taking into consideration the impact of EDS exercising its option. The number of shares outstanding is 6.6 million.
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     Canmax, based in Irving, Texas, is a leading supplier of
     information and automation solutions to the retail petroleum and convenience store industry. Canmax customers include The Southland Corporation (7Eleven), ARCO and the Army and Air Force Exchange. The company has installed sites of approximately 5,900 and offers a 24-hour/seven-day-a-week help desk to support its customers. Its product line offers cost-effective solutions with full functionality as well as the option to customize the product to the customer's needs.

     EDS is a leader in the global information services industry. The company's approximately 100,000 employees specialize in applying a range of ideas and technologies to help business and government customers improve their economics, products, services and customer relationships. EDS, which serves customers in 42 countries, reported revenues of $14.4 billion in 1996. The company is independent and publicly owned, and its stock is traded on the New York Stock Exchange and the London Stock Exchange. EDS can be visited via the Internet at http://www.eds.com.